Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

To the Board of Directors

Northern California Bancorp Inc.

Monterey, California

We hereby consent to the use in the 10-K for the Northern California Bancorp Inc. of our report dated March 27, 2009 relating to the financial statements of the Northern California Bancorp Inc. as of December 31, 2008 and 2007 and for the three years then ended.

/s/ Hutchinson and Bloodgood, LLP
Watsonville, California
April 6, 2009